EXHIBIT 23


                   CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
SMTEK International, Inc.


We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-02969 and 333-31349) and the Registration Statements on Form S-8 (Nos. 33-74400, 333-08689 and 333-72139) of SMTEK International, Inc. of our report dated October 11, 1999, relating to the consolidated balance sheets of SMTEK International, Inc. and subsidiaries as of June 30, 1999 and 1998 and the related consolidated statements of operations, cash flows and stockholders' equity and comprehensive income (loss) for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 Annual Report on Form 10-K of SMTEK International, Inc.



/s/ KPMG LLP

Los Angeles, California
October 11, 1999